EXHIBIT 10.14

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement ("Agreement"), is made as of [_______], 20[___] (the "Grant Date"), by and between Monster Beverage Corporation, a Delaware corporation (the "Company"), and [___________] ("Participant").

Preliminary Recitals

A.Participant is an Employee of the Company or its Subsidiaries.

B.Pursuant to the Monster Beverage Corporation 2011 Omnibus Incentive Plan (the "Plan"), the Company desires to grant Participant Restricted Stock Units subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth below.

C.Capitalized terms not otherwise defined in this Agreement shall have the meaning given to them in the Plan.

NOW, THEREFORE, the Company and Participant agree as follows:

1.Grant of Restricted Stock Units.  The Company hereby grants to the Participant, subject to the terms and conditions set forth herein and in the Plan, [______] Restricted Stock Units, each of which shall be deemed to be the equivalent of one Share.

2.Vesting.

(a)Subject to the Participant's continued employment with the Company or its Subsidiaries, the Restricted Stock Units shall vest with respect to the number of Restricted Stock Units listed in column A from and after the Vesting Date listed in column B,

Column "A"	Column "B"
Number of Restricted Stock Units [_______] [_______]	Vesting Date [_______] [_______]
[_______]	[_______]

(b)Notwithstanding Section 2(a) above, the Restricted Stock Units shall immediately vest in the event Participant's employment with the Company or its Subsidiaries is terminated by the Participant for "Good Reason" (as defined below), or the Company or its Subsidiaries terminates the Participant's employment without "Cause" (as defined below). "Good Reason" means the Participant's termination of employment with the Company or its Subsidiaries on or after a reduction in his compensation or benefits, his removal as the Company's [Chairman of the Board or Chief Executive Officer][Vice-Chairman of the Board or President], or his being assigned duties or responsibilities that are inconsistent with the dignity, importance or scope of his position with the Company. "Cause" means the Participant's act of fraud or dishonesty, knowing and material failure to comply with applicable laws or regulations, or drug or alcohol abuse, in any case as determined by the Board.

(c)Notwithstanding anything else in this Agreement to the contrary, unless the Board, in its sole discretion, determines that the Participant did not perform the duties reasonably requested of him in connection with a Change in Control, including, without limitation, agreeing to provide remunerated services to the Company (for a reasonable length of time) following a Change in Control, upon the occurrence of a Change in Control, the Restricted Stock Units, to the extent such Restricted Stock Units have not previously been forfeited, shall immediately vest.

3.Payment of Restricted Stock Units.  The Company shall make a payment to the Participant of the vested Restricted Stock Units on the earliest practicable date (but no later than thirty (30) days) after the vesting date in the form of Shares equal to the number of vested Restricted Stock Units.

4.Termination of Employment.  In the event that the Participant's employment terminates for any reason, the unvested Restricted Stock Units, after taking into account Section 2(b) above, shall be forfeited without the payment of consideration.

5.Nontransferability.  Except as permitted by the Plan, the Restricted Stock Units shall not be transferable other than by will or by the laws of descent and distribution.

6.Adjustments.  Subject to Section 12.2 of the Plan, in the event of any change in the outstanding Shares after the Grant Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholder of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to the number and/or kinds of shares or other securities subject to the Restricted Stock Units, if any.  Any adjustment under this clause 6 shall be made by the Committee, whose determination as to what adjustments shall be made, if any, and the extent thereof, will be final, binding and conclusive.  No fractional Restricted Stock Units will be issued under this Agreement resulting from any such adjustment.

7.No Rights as Stockholder.  Participant shall have no rights as a stockholder with respect to the Restricted Stock Units.  The Participant's right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company.  The Participant has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the value of the Restricted Stock Units on the payment date.  In the event that Shares are paid to the Participant in respect of the Restricted Stock Units, Participant shall not have any rights as a stockholder with respect to such Shares prior to the date of issuance to him of a certificate or certificates for such shares.

8.No Right to Continue Employment.  This Agreement shall not confer upon Participant any right with respect to continuance of employment with the Company or its Subsidiaries nor shall it interfere in any way with the right of the Company or its Subsidiaries to terminate the Participant's employment at any time.

9.Compliance With Law and Regulation.  This Agreement and the obligation of the Company to deliver Shares hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

10.Notices.  Any notice hereunder to the Company shall be addressed to it at its office at 1 Monster Way, Corona, California 92879, Attention: [______] with a copy (which shall not constitute notice) to [______], Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022, and any notice hereunder to Participant shall be addressed to him at [______], subject to the right of either party to designate at any time hereafter in writing some other address.

11.Amendment.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by both parties.

12.Tax Withholding Requirements.  The Company shall have the right to require Participant to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements related to any payment or benefit under this Agreement and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

13.Governing Law.  This Agreement shall be construed according to the laws of the State of Delaware and all provisions hereof shall be administered according to and its validity shall be determined under, the laws of such State, except where preempted by federal laws.

14.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Monster Beverage Corporation has caused this Agreement to be executed by a duly authorized officer and Participant has executed this Agreement both as of the day and year first above written.

MONSTER BEVERAGE CORPORATION

By:
[ ]		Name:	[ ]
		Title:	[ ]